Columbia Financial, Inc. Announces Second Quarter Earnings

Fair Lawn, New Jersey (April 25, 2018): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), reported net income of $11.8 million for the three months ended March 31, 2018, or an increase of 14.5%, compared to $10.3 million for the three months ended March 31, 2017. The increase in quarterly net income was a function of higher net interest income combined with lower income tax expense.

For the six months ended March 31, 2018, the Company reported net income of $15.5 million, compared to net income of $20.3 million for the six months ended March 31, 2017. The decrease in earnings for the six month period reflects higher provision for loan losses and higher income tax expense. The recently enacted tax reform legislation commonly referred to as the "Tax Cuts and Jobs Act" resulted in significant modifications to existing tax laws, and among other things, reduced the effective corporate federal income tax rate. The revaluation of our gross deferred tax assets and liabilities as a result of the change in the corporate tax rate increased our tax expense by $4.7 million for the six month period ended March 31, 2018.

Thomas Kemly, President and Chief Executive Officer commented: “We completed our minority stock offering on April 19, 2018 and are very pleased with the strong customer interest in the offering. We are excited and believe we are well positioned to execute our growth strategy.” Kemly added: “We experienced strong earnings results, solid core deposit growth, continued high asset quality and disciplined expense control during the quarter. We continue to enhance our products and services while maintaining focus on our customers across the many communities we serve”.
Results of Operations for the Three Months Ended March 31, 2018 and March 31, 2017

Net income increased $1.5 million to $11.8 million for the three months ended March 31, 2018, compared to $10.3 million for the three months ended March 31, 2017. The increase was primarily attributable to a $4.3 million increase in net interest income combined with a $1.2 million decrease in income tax expense partially offset by a $1.6 million increase in loan loss provisions, a $1.3 million decrease in non-interest income and a $1.1 million increase in non-interest expense for the comparable periods.
The Company’s net interest income was $39.1 million for the quarter ended March 31, 2018, an increase of $4.3 million, or 12.3% from $34.8 million for the quarter ended March 31, 2017. The increase in net interest income was attributable to a $6.4 million increase in interest and dividend income which was partially offset by a $2.1 million increase in interest expense.

The increase in interest and dividend income for the three month period was largely due to a $278.8 million increase in average loans, a $336.2 million increase in average investment securities and a $110.3 million increase in other interest earning assets. The increase in other interest earning assets was largely due to the increase in excess cash reserves related to the subscriptions for the minority stock offering.
The yield on average earning assets decreased two basis points due to the growth in excess cash reserves as a percentage of the earning asset mix. The yield on average loans increased five basis points while the yield on investment securities increased 16 basis points for the quarter ended March 31, 2018 as compared with the quarter ended March 31, 2017.
The $2.0 million increase in interest expense on deposits was largely the result of a $525.3 million increase in the average balance of interest bearing deposits combined with an 11 basis point increase in the cost of deposits. The $122.6 million increase in the average balance of borrowings was almost entirely offset by a 34 basis point decrease in the cost of average borrowings. The reduced cost of average borrowings resulted from the maturity of higher rate borrowings in conjunction with increases in short term borrowings at lower rates.
The Company's net interest margin for the quarter ended March 31, 2018 decreased six basis points to 2.80% when compared to 2.86% for the quarter ended March 31, 2017. The weighted average yield on interest-earning assets decreased two basis points to 3.71% for the quarter ended March 31, 2018 compared with 3.73% for the quarter ended March 31, 2017. The cost of average interest bearing liabilities increased three basis points to 1.09% for the quarter ended March 31, 2018 as compared to 1.06% for the quarter ended March 31, 2017.
The provision for loan losses was $2.0 million for the quarter ended March 31, 2018, an increase of $1.6 million from $375 thousand for the quarter ended March 31, 2017. The increase in provision expense was primarily attributed to loan growth and changes in certain qualitative risk factors.
Non-interest income was $4.5 million for the quarter ended March 31, 2018, a decrease of $1.3 million or 22.1% from $5.8 million for the quarter ended March 31, 2017. Income from bank-owned life insurance decreased $634 thousand as a result of gains recognized during the three months ended March 31, 2017 associated with life insurance proceeds that did not reoccur in the 2018 period. Title insurance fees decreased $193 thousand as a result of a decline in activity. The Company also recognized gains on the sale of other real estate owned totaling $209 thousand during the March 31, 2017 quarter that did not reoccur.
Non-interest expense was $26.0 million for the quarter ended March 31, 2018, an increase of $1.1 million, or 4.4%, from $24.9 million for the quarter ended March 31, 2017. Compensation and employee benefits increased $545 thousand primarily as a result of additional salary expense related to annual merit increases and an increase in the accrual for incentive compensation, partially offset by a decrease in retirement benefit costs. Occupancy expenses increased $285 thousand due primarily to higher maintenance costs and the addition of new branches. Advertising expenses were higher by $166 thousand related to increased advertising of bank products.
Income tax expense was $3.8 million for the quarter ended March 31, 2018, a decrease of $1.2 million or 24.1%, from $5.0 million for the quarter ended March 31, 2017. The Company's effective tax rates were 24.4% and 32.7% for the three months ended March 31, 2018 and 2017 respectively. The decrease in the effective tax rate for the three months ended March 31, 2018 compared to March 31, 2017 is primarily attributed to the Tax Cuts and Jobs Act.
Balance Sheet Summary

Total assets increased approximately $1.1 billion, or 20.9%, to $6.6 billion at March 31, 2018 from $5.4 billion at September 30, 2017. The increase in total assets was primarily attributed to the receipt of subscription funds relating to the minority stock offering. Subscriptions received by check totaled $921.3 million at March 31, 2018.

Cash and cash equivalents increased $533.4 million between March 31, 2018 and September 30, 2017. This increase is entirely the result of the minority stock offering which was pending at March 31, 2018.
Securities available-for-sale increased $295.0 million to $852.2 million at March 31, 2018 from $557.2 million at September 30, 2017. Securities held-to-maturity increased $121.2 million between March 31, 2018 and September 30, 2017. The increase in both categories of securities was attributable to the pre-investment of the anticipated proceeds from the minority stock offering.
Total loans increased $174.5 million to $4.5 billion at March 31, 2018 from $4.4 billion at September 30, 2017. One-to-four family, multifamily and commercial and construction loans contributed $110.5 million, $66.8 million, and $23.3 million to the growth, respectively. Home equity loans and advances declined $31.9 million between March 31, 2018 and September 30, 2017.
Total liabilities increased $1.1 billion, or 23.0%, to $6.1 billion at March 31, 2018 from $5.0 billion at September 30, 2017. The increase is primarily attributable to an increase in total deposits of $1.3 billion partially offset by a decrease in borrowings of $143.6 million. The $1.3 billion increase in total deposits is primarily attributable to subscription funds relating to the minority stock offering. Other components of the deposit growth were increases in non-interest bearing transaction accounts of $67.3 million, interest bearing transaction accounts of $108.7 million, money market accounts of $85.2 million and certificates of deposits of $66.7 million.

Total stockholders’ equity decreased $2.0 million net, or 0.4%, to $473.9 million at March 31, 2018 from $475.9 million at September 30, 2017. The net decrease reflects net income earned for the six months ended March 31, 2018, offset by the increase in unrealized losses in the available-for-sale investment portfolio and the change in pension benefit obligations.

Asset Quality
The Company's total non-performing loans at March 31, 2018 were $3.7 million, or 0.08% of total loans, compared to $6.4 million or 0.15% of total loans at September 30, 2017. The Company held $959 thousand in foreclosed assets at March 31, 2018 compared to $393 thousand at September 30, 2017. Non-performing assets as a percentage of total assets were 0.07% at March 31, 2018 compared to 0.13% at September 30, 2017.
The Company's allowance for loan losses was $60.0 million, or 1.32% of total loans at March 31, 2018, compared to $54.6 million or 1.26% of total loans at September 30, 2017.
About Columbia Financial, Inc.

The unaudited consolidated financial results include the accounts of Columbia Financial, Inc. its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas. We currently operate 48 full-services banking offices.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect borrowers’ ability to service and repay the Company’s loans; changes in the value of securities in the Company’s investment portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy or its deployment of the proceeds raised in its minority public offering; and changes in assumptions used in making such forward-looking statements and the risk factors described in the Company’s Registration Statement on Form S-1 and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Columbia Financial, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	(Unaudited)	(Audited)
	March 31,	September 30,
	2018	2017
	(In thousands)
Assets
Cash and cash equivalents	$634,321	$100,914
Short-term investments	60	61
Total cash and cash equivalents	634,381	100,975

Securities available-for-sale, at fair value	852,213	557,176
Securities held-to-maturity, at amortized cost (fair value of $245,477 and $131,822 at March 31, 2018 and September 30, 2017, respectively)	254,131	132,939
Federal Home Loan Bank stock	29,381	35,844
Loans receivable, net	4,479,919	4,307,623
Accrued interest receivable	16,614	14,687
Real estate owned	959	393
Office properties and equipment, net	43,706	40,835
Bank-owned life insurance	151,585	149,432
Goodwill and intangible assets	5,976	6,019
Other assets	96,016	83,405
Total assets	$6,564,881	$5,429,328

Liabilities and Stockholder's Equity
Liabilities:
Deposits	$5,395,253	$4,123,428
Borrowings	589,430	733,043
Advance payments by borrowers for taxes and insurance	28,522	27,118
Accrued expenses and other liabilities	77,772	69,825
Total liabilities	6,090,977	4,953,414

Stockholder's equity:
Retained earnings	549,264	522,094
Accumulated other comprehensive loss, net of tax	(75,360)	(46,180)
Total stockholder's equity	473,904	475,914
Total liabilities and stockholder's equity	$6,564,881	$5,429,328

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2018	2017	2018	2017
	(In thousands)		(In thousands)
Interest and dividend income:
Loans receivable	$43,841	$40,602	$86,884	$79,976
Securities available-for-sale	6,415	4,338	11,488	8,646
Securities held-to-maturity	464	—	845	—
Federal funds and interest earning deposits	488	23	591	57
Federal Home Loan Bank stock dividends	586	466	1,154	878
Total interest and dividend income	51,794	45,429	100,962	89,557
Interest expense:
Deposits	8,099	6,072	15,731	12,288
Borrowings	4,633	4,579	9,242	9,086
Total interest expense	12,732	10,651	24,973	21,374

Net interest income	39,062	34,778	75,989	68,183

Provision for loan losses	2,000	375	5,400	375

Net interest income after provision for loan losses	37,062	34,403	70,589	67,808

Non-interest income:
Demand deposit account fees	944	914	1,904	1,765
Bank-owned life insurance	1,064	1,698	2,153	2,785
Title insurance fees	774	967	1,792	2,304
Loan fees and service charges	453	495	995	947
Gain on securities transactions, net	116	—	55	411
Gain on sale of loans receivable, net	—	102	—	510
Gain on sale of real estate owned	—	209	—	197
Other non-interest income	1,134	1,373	2,261	2,333
Total non-interest income	4,485	5,758	9,160	11,252

Non-interest expense:
Compensation and employee benefits expense	16,525	15,980	32,146	30,989
Occupancy expense	3,716	3,431	7,102	6,653
Federal insurance premiums expense	428	413	843	825
Advertising expense	847	681	2,255	1,392
Professional fees expense	214	180	611	399
Data processing expense	642	568	1,237	1,098
Other non-interest expense	3,586	3,602	7,306	7,538
Total non-interest expense	25,958	24,855	51,500	48,894

Income before income tax expense	15,589	15,306	28,249	30,166

Income tax expense	3,805	5,012	12,787	9,880

Net income	$11,784	$10,294	$15,462	$20,286

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances / Yields (Unaudited)

	For the Three Months Ended
	March 31, 2018			March 31, 2017
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost

Interest-earnings assets:
Loans	$4,485,201	$43,841	3.96%	$4,206,362	$40,602	3.91%
Investment securities	1,017,054	6,879	2.74%	680,813	4,338	2.58%
Other interest-earning assets	157,336	1,074	2.77%	47,043	489	4.22%
Total interest-earning assets	5,659,591	$51,794	3.71%	4,934,218	$45,429	3.73%
Non-interest-earning assets	310,564			255,558
Total assets	$5,970,155			$5,189,776

Interest-bearing liabilities:
Interest bearing transaction accounts	$1,425,078	$2,497	0.71%	$1,299,943	$1,802	0.56%
Money market deposit accounts	297,128	235	0.32%	271,210	188	0.28%
Savings deposit accounts	736,212	292	0.16%	540,435	206	0.15%
Certificates of deposit	1,413,082	5,075	1.46%	1,234,602	3,876	1.27%
Total interest-bearing deposits	3,871,500	8,099	0.85%	3,346,190	6,072	0.74%
FHLB advances	796,772	3,586	1.83%	634,563	3,146	2.01%
Junior subordinated debt	50,661	1,044	8.36%	50,608	1,044	8.37%
Other borrowings	333	3	3.65%	40,000	389	3.94%
Total borrowings	847,766	4,633	2.22%	725,171	4,579	2.56%
Total interest-bearing liabilities	$4,719,266	$12,732	1.09%	$4,071,361	$10,651	1.06%

Non-interest bearing liabilities
Non-interest bearing deposits	676,293			585,351
Other non-interest bearing liabilities	102,734			93,063
Total liabilities	5,498,293			4,749,775
Total equity	471,862			440,001
Total liabilities and equity	$5,970,155			$5,189,776

Net interest income		$39,062			$34,778
Interest rate spread			2.62%			2.67%
Net interest-earning assets	$940,325			$862,857
Net interest margin			2.80%			2.86%
Ratio of interest-earning assets to interest-bearing liabilities	119.93%			121.19%

	For the Six Months Ended
	March 31, 2018			March 31, 2017
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost

Interest-earnings assets:
Loans	$4,425,204	$86,884	3.94%	$4,134,900	$79,976	3.88%
Investment securities	919,003	12,333	2.69%	694,332	8,646	2.50%
Other interest-earning assets	112,026	1,745	3.12%	52,694	935	3.56%
Total interest-earning assets	5,456,233	$100,962	3.71%	4,881,926	$89,557	3.68%
Non-interest-earning assets	299,836			256,145
Total assets	$5,756,069			$5,138,071

Interest-bearing liabilities:
Interest bearing transaction accounts	$1,388,008	$4,809	0.69%	$1,283,795	$3,657	0.57%
Money market deposit accounts	284,383	432	0.30%	268,822	374	0.28%
Savings deposit accounts	639,741	503	0.16%	536,755	413	0.15%
Certificates of deposit	1,401,194	9,987	1.43%	1,233,304	7,844	1.28%
Total interest-bearing deposits	3,713,326	15,731	0.85%	3,322,676	12,288	0.74%
FHLB advances	728,062	6,947	1.91%	594,200	6,181	2.09%
Junior subordinated debt	50,655	2,089	8.27%	50,601	2,089	8.28%
Other borrowings	11,145	206	3.71%	41,359	816	3.96%
Total borrowings	789,862	9,242	2.35%	686,160	9,086	2.66%
Total interest-bearing liabilities	$4,503,188	$24,973	1.11%	$4,008,836	$21,374	1.07%

Non-interest bearing liabilities
Non-interest bearing deposits	674,693			589,225
Other non-interest bearing liabilities	99,384			92,324
Total liabilities	5,277,265			4,690,385
Total equity	478,804			447,686
Total liabilities and equity	$5,756,069			$5,138,071

Net interest income		$75,989			$68,183
Interest rate spread			2.60%			2.61%
Net interest-earning assets	$953,045			$873,090
Net interest margin			2.79%			2.80%
Ratio of interest-earning assets to interest-bearing liabilities	121.16%			121.78%

The following table summarizes the quarterly net interest margin for the previous five quarters.

	Average Yields by Quarter
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Yield on interest earning assets:
Loans	3.96%	3.91	3.90	3.91	3.91%
Investment securities	2.74%	2.64	2.57	2.59	2.58%
Other interest-earning assets	2.77%	3.99	2.93	3.35	4.22%
Total interest-earning assets	3.71%	3.71	3.71	3.72	3.73%

Cost of interest bearing liabilities:
Total interest-bearing deposits	0.85%	0.85	0.80	0.75	0.74%
Total borrowings	2.22%	2.50	2.58	2.61	2.56%
Total interest-earning liabilities	1.09%	1.13	1.12	1.09	1.06%

Interest rate spread	2.62%	2.58	2.58	2.64	2.67%
Net interest margin	2.80%	2.79	2.79	2.83	2.86%

Ratio of interest-earning assets to interest bearing liabilities	119.93%	122.50	122.33	121.93	121.19%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights (Unaudited)

SELECTED FINANCIAL RATIOS:
	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2018	2017	2018	2017

Return on average assets	0.80%	0.80%	0.54%	0.79%
Return on average equity	10.13%	9.49%	6.48%	9.09%
Interest rate spread	2.62%	2.67%	2.60%	2.61%
Net interest margin	2.80%	2.86%	2.79%	2.80%
Non-interest expense to average assets	1.76%	1.94%	1.79%	1.91%
Efficiency ratio	59.61%	61.32%	60.48%	61.55%
Average interest-earning assets to average interest-bearing liabilities	119.93%	121.19%	121.16%	121.78%

CAPITAL RATIOS:
	March 31,	September 30,
	2018	2017
	(In Thousands)
Columbia Financial, Inc.:
Total capital (to risk-weighted assets)	15.24%	15.11%
Tier 1 capital (to risk-weighted assets)	13.98%	13.85%
Common equity Tier 1 capital (to risk-weighted assets)	12.77%	12.60%
Tier 1 capital (to adjusted total assets)	10.00%	10.59%

Columbia Bank:
Total capital (to risk-weighted assets)	15.11%	14.95%
Tier 1 capital (to risk-weighted assets)	13.86%	13.69%
Common equity Tier 1 capital (to risk-weighted assets)	13.86%	13.69%
Tier 1 capital (to adjusted total assets)	9.87%	10.47%

ASSET QUALITY:
	March 31,	September 30,
	2018	2017
	(In Thousands)

Non-accrual loans	$3,726	$6,395
90+ and still accruing	—	—
Non-performing loans	3,726	6,395
Foreclosed assets	959	393
Total Non-performing assets	$4,685	$6,788

Non-performing loans to total loans	0.08%	0.15%
Non-performing assets to total assets	0.07%	0.13%
Allowance for loan losses	$59,952	$54,633
Allowance for loan losses to total non-performing loans	1,609.02%	854.31%
Allowance for loan losses to gross loans	1.32%	1.26%

LOAN DATA:
	March 31,	September 30,
	2018	2017
	(In thousands)
Real estate loans:
One-to-four family	$1,689,375	$1,578,835
Multi-family and commercial	1,888,745	1,821,982
Construction	241,699	218,408
Commercial business loans	273,325	267,664
Consumer loans:
Home equity loans and advances	433,108	464,962
Other consumer loans	1,339	1,270
Total loans	4,527,591	4,353,121
Net deferred loan costs	12,280	9,135
Allowance for loan losses	(59,952)	(54,633)
Loans receivable, net	$4,479,919	$4,307,623